Exhibit 99.1

Intrexon and ZIOPHARM to Develop Immunotherapies for

Treatment of Graft-Versus-Host Disease

Companies Form New Collaboration to Pursue Cellular Therapy Approaches to Autoimmune Disorder

Companies to Host Conference Call and Webcast Slide Presentation Today at 5:00 PM ET

Germantown, MD, and Boston, MA September 28, 2015 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, announced today it has formed a new Exclusive Channel Collaboration (ECC) with ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), a biopharmaceutical company focused on new cancer immunotherapies, for the treatment and prevention of graft-versus-host disease (GvHD), a major complication of allogeneic hematopoietic stem-cell transplantation (HSCT) which significantly impairs the quality of life and survival of many recipients. The collaboration will focus on addressing the underlying pathologies of GvHD through engineered cell platforms to express and deliver interleukin-2 (IL-2), a cytokine critical for modulation of the immune system.

“The combined expertise and the knowledge gained from our current research programs with Intrexon in adoptive T-cell therapies and cytokine modulation for treatment of cancer, position us well to develop and implement therapeutic approaches addressing an area of high unmet medical need for patients with GvHD,” said Laurence Cooper, M.D., Ph.D., Chief Executive Officer of ZIOPHARM.

Through the ECC, the companies plan to pursue engineered cell therapy strategies, used either separately or in combination, for targeted treatment of GvHD. The first approach is infusion of regulatory T cells (Tregs) conditionally expressing IL-2 utilizing Intrexon’s proprietary gene control approaches such as its RheoSwitch® platform. The second is deployment of orally-delivered microbe-based ActoBiotics® therapeutics expressing IL-2 to modulate immune function.

Allogeneic HSCT is used for the treatment of various diseases including hematological malignancies, immunological deficiencies as well as non-malignant conditions. Approximately 40 to 60% of HSCT recipients develop GvHD, either acute or chronic, when immune (graft) cells in a transplant patient recognize their engrafted host as foreign and attack the patient’s (host) cells.

Immunosuppressive agents and systemic steroids routinely used to treat GvHD have limited efficacy and toxicity, defining the need for safer, more effective therapies. Human studies have shown that administration of low dose subcutaneous IL-2 in patients with steroid-refractory GvHD acts via Tregs to ameliorate its manifestations.

The ECC intends to expand on the benefits of IL-2 immunotherapy under Intrexon’s technologies to generate clinical-grade Tregs that can precisely deliver IL-2. In addition, the ActoBiotics® platform will be harnessed for its ability to target delivery of IL-2 to the digestive tract, a site which plays a significant role in the body’s immune system. These new ways of treating and preventing GvHD have the potential to broaden the number of patients eligible to receive allogeneic HCST and also increase the number of effective donor/recipient combinations.

Samuel Broder, M.D., Senior Vice President and Head of Intrexon’s Health Sector stated, “GvHD substantially impairs the quality of life and survival of transplant patients. We believe adoptive therapy with gene-modified T cells may offer an exciting alternative approach for restoring ‘immune homeostasis’ and countering the destructive pro-inflammatory mediators of GvHD. This ECC also includes access to the ActoBiotics® platform as an innovative approach to GvHD.”

Under the terms of the agreement, Intrexon will receive a technology access fee of $10 million in cash and reimbursement for all research and development costs. The agreement also provides for equal sharing of operating profits.

Conference Call and Webcast September 28, 2015, at 5:00 PM ET

ZIOPHARM and Intrexon will host a conference call and webcast slide presentation today, September 28, 2015, at 5:00 PM ET to discuss their GVHD exclusive channel collaboration. The call can be accessed by dialing (877) 751-7350 (U.S. and Canada) or (918) 559-5237 (international). The passcode for the conference call is 50985976. To access the slide and live audio webcast, or the subsequent archived recording, visit the “Investors & Media” section of the ZIOPHARM website at www.ziopharm.com. The webcast will be recorded and available for replay on the Company’s website for two (2) weeks.

About Intrexon Corporation

Intrexon Corporation (NYSE:XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. The Company’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology is a Boston, Massachusetts-based biotechnology company employing novel gene expression, control and cell technologies to deliver safe, effective and scalable cell-based therapies for the treatment of cancer. The Company’s synthetic immuno-oncology programs, in collaboration with Intrexon Corporation (NYSE:XON) and the MD Anderson Cancer Center, include chimeric antigen receptor T cell (CAR-T) and other adoptive cell based approaches that use non-viral gene transfer methods for broad scalability. The Company is advancing programs in multiple stages of development together with Intrexon Corporation’s RheoSwitch Therapeutic System® technology, a switch to turn on and off, and precisely modulate, gene expression in order to improve therapeutic index. The Company’s pipeline includes a number of cell-based therapeutics in both clinical and preclinical testing which are focused on hematologic and solid tumor malignancies.

Trademarks

Intrexon, ActoBiotics, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

For more information, contact:

Intrexon Corporation Contacts:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com

ZIOPHARM Contacts:

Lori Ann Occhiogrosso

ZIOPHARM Oncology, Inc.

617-259-1987

locchiogrosso@ziopharm.com

David Pitts

Argot Partners

212-600-1902

david@argotpartners.com